UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2007

ROME BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27481	16-1573070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 W. Dominick Street, Rome, New York 13440-5810
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (315) 336-7300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-reliance on Previously Issued Financial Statements or a Related Audit
Report or Completed Interim Review

     On January 12, 2007, the Audit Committee of Rome Bancorp, Inc. (the "Company") determined, based on its review and consultation with the Company's independent registered public accounting firm, that the Company should restate its financial statements for the quarterly periods ended June 30, 2006 and September 30, 2006, as filed on Form 10-Q. The restatement is necessary in order to immediately fully expense the award of certain stock-based compensation grants at the award date for those recipients who were eligible for retirement at the award grant date. The Company had been expensing these grants over a five year service vesting period. The effect on second quarter net income of this restatement is a reduction of $938,000 or $0.11 cents per diluted share. The effect on third quarter net income of this restatement is an increase of $64,000 or $0.01 cent per diluted share. The Company issued a press release on January 17, 2007 to announce this restatement. A copy of the press release is attached as Exhibit 99.1.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

     T. Richard Leidig has retired from the Company's Board of Directors effective December 31, 2006. Mr. Leidig retired from the Board in accordance with the bylaws of the Company, which stipulate that no director of the Company shall be qualified to serve as such beyond the last day of the year in which he or she reaches his or her seventy-fifth (75th) birthday.

Item 9.01.	Financial Statements and Exhibits

(c)        The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press release issued by Rome Bancorp, Inc. on January 17, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROME BANCORP, INC.

By:	/s/ Charles M. Sprock
Charles M. Sprock
Chairman of the Board, President
and Chief Executive Officer

Date: January 18, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 17, 2007.